Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces First Quarter Fiscal 2008 Results

•                  Consolidated First Quarter Sales Increase 4.1%, Comparable Store Sales Up 2.1%

•                  Solid First Quarter Results for Beauty Systems Group with Strong Comparable Store Sales

•                  Sally Beauty Supply Comparable Store Sales Increases 0.3% and Continues Unit Growth

•                  First Quarter Earnings per Share of $0.08, Net Earnings of $14.3 million and Adjusted EBITDA of $87.2 million

DENTON, Texas, February 7, 2008 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the first quarter ended December 31, 2007.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Consolidated net sales for fiscal 2008 first quarter were $656 million, an increase of more than 4% over the first quarter of 2007, and comparable store sales grew 2.1%, reflecting the fact that over 50% of the consolidated revenues were sales to salon professionals,” stated Gary Winterhalter, President and Chief Executive Officer.  “We are very pleased with the Company’s first quarter sales and strong profitability, signaling an excellent start to the fiscal year.  Our goal for BSG this year is to return it to historical levels of profitability.  I believe BSG’s first quarter sales and operating results put it on track to meet this objective.  Historically, Sally Beauty Supply has not closely followed retail seasonality patterns because approximately one-third of Sally’s U.S. revenues are generated through sales to salon professional customers, and we believe most of our products are not purchased by our retail customers as holiday gifts.  Notwithstanding this, same store sales for the quarter at our Sally Beauty Supply stores were not as strong as we anticipated but remained positive in a generally weak selling environment. Sally Beauty Supply’s operating earnings remained solid with our Sally international business off to a good start toward meeting our expectations for its profit improvement plans as part of its acquisition integration process.”

FIRST QUARTER FINANCIAL RESULTS

Net Sales:  Total consolidated sales for the fiscal 2008 first quarter were $655.8 million compared to $629.9 million, an increase of 4.1% over the first quarter of 2007.  Comparable store sales increased 2.1% during the first quarter of 2008.

Gross Profit:  For the fiscal 2008 first quarter, consolidated gross profit was $306.2 million, and gross margins, as a percentage of sales, increased to 46.7% from 45.2% in the first quarter of 2007.  Both Sally and BSG experienced gross margin improvements during the first quarter of fiscal 2008 versus the first quarter of 2007.  Gross margins at Sally Beauty Supply were positively impacted by, among other things, a continued increase in sales of exclusive-label products and margin increases on certain products.  These gross margin improvements were partially offset by the impact of additional Sally international acquisition-related revenues, which carry lower gross margins.  Gross profit margins at BSG were positively impacted by, among other things, a gross profit improvement at our franchise business.

Selling, General and Administrative Expenses:  For the fiscal 2008 first quarter, SG&A expenses were $224.5 million or 34.2% of sales, versus $213.2 million or 33.8% of sales in the first quarter of 2007.  Fiscal 2008 first quarter SG&A expenses increased $11.3 million compared to the first quarter of 2007, or 5.3%.  SG&A costs include BSG’s retention incentives of $1.7 million for DSCs due to the L’Oreal contractual changes last year.  SG&A expenses for the first quarter of 2008 also included $5.6 million of share-based compensation expense, compared to $5.7 million in the first quarter of 2007.  Of the $5.6 million share-based compensation expense in the first quarter of fiscal 2008, $3.1 million represented the accelerated recognition of option expenses for certain retirement-eligible employees.  Share-based compensation for the first quarter of fiscal 2007 included $5.3 million of expense related to early vesting as a result of our separation from Alberto-Culver.  Selling, general and administrative expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  For fiscal year 2008, the Company currently expects unallocated corporate expenses to be approximately $80 to $85 million, including estimated share-based compensation expense of approximately $10 million.

Segment Results:

Sally Beauty Supply

During the Company’s first quarter that ended December 31, 2007, Sally Beauty Supply’s total sales were $408.3 million, an increase of 9.8% from the first quarter of 2007.  Sally Beauty Supply revenues were positively impacted by acquisition-related revenue of $25.3 million that contributed growth of 6.8%.  First quarter comparable store sales gains for Sally stores were 0.3%.  We believe revenues in the first quarter of 2008 were softer than expected due to weather-related impacts in December and a weaker holiday selling environment for items such as styling appliances, which were offset by continued growth in sales of exclusive-label products and sales of certain other products such as hair extensions.

Fiscal 2008 first quarter operating earnings for Sally Beauty Supply stores were $71.5 million, or 17.5% of sales, compared to $65.5 million, or 17.6% of sales in the first quarter of 2007.  Operating margins for the first quarter of 2008 were relatively flat based on improvements at Sally North America that were obscured by the margin impact of including the operating earnings of the Salon Services acquisition in the United Kingdom in this year’s first quarter results. During the 2008 first quarter, Sally Beauty Supply increased its store base by 32 net new stores.  The Company ended the first quarter of 2008 with 2,726 Sally Beauty Supply stores, an increase of 7.7% or 195 stores over the prior year, including acquired stores.

Beauty Systems Group

During the fiscal 2008 first quarter, total BSG sales were $247.5 million, a decline of $10.4 million, or 4.0%, from the first quarter of 2007, while comparable store sales increased 7.5% for the first quarter of 2008.  Last year’s first quarter had approximately $9 million of low margin revenues, which were not repeated in this year’s first quarter.  Contractual changes with a major vendor, L’Oreal, during fiscal 2007 also resulted in revenue declines as well as decreases in the percentage of revenue contributed by L’Oreal to BSG’s segment revenues.  During the 2008 first quarter, L’Oreal revenue contributed approximately 18% of BSG sales compared to 31% during the first quarter of 2007.  As of February 1, 2008, BSG anniversaried its contractual changes with L’Oreal that impacted BSG revenues.

•                  During the fiscal 2008 first quarter BSG:

•                  Acquired certain assets and distribution rights from two distributors of Goldwell/KMS products in four states;

•                  Began distributing Goldwell/KMS products in 13 additional states including store-only distribution in New York; and

•                  Began distributing Henkel’s Schwarzkopf brands in BSG stores and the DSC channel in 4 northeastern states.

•                  In January 2008 BSG:

•                  Acquired the assets and distribution rights from a distributor of Joico and Iso in California;

•                  Was awarded distribution rights for the Joico and Iso brands in BSG stores and the DSC channel in 6 states, including Florida and Michigan; and

•                  Increased distribution of Farouk products in BSG stores and the DSC channel in California. With this addition, BSG now has distribution of Farouk products throughout California.

•                  The Company is in its second year of a 2-year program to consolidate warehouses and reduce administrative expenses.  During fiscal 2008, this program is estimated to cost approximately $14 million in capital costs, plus restructuring expenses associated with closing certain existing distribution facilities.  The Company believes the annual savings could be approximately $10 million beginning in fiscal 2009.

BSG’s operating earnings for the fiscal 2008 first quarter were $21.1 million, an increase of $2.4 million or 12.9% from the first quarter of 2007.  As a percentage of sales, operating margins grew to 8.5% versus 7.3% in the fiscal 2007 first quarter.  Year over year operating margin improvements reflect BSG’s fiscal 2008 initiatives to increase non-L’Oreal related revenue and profitability, however, easier comparisons were reflected in operating margins for the prior year based on the following previously disclosed fiscal 2007 first quarter issues.  During the 2007 first quarter, BSG experienced 1) margin pressure on a higher sales volume of traditionally low-margin business that was not repeated this year, 2) $1 million of outside consulting charges, 3) $0.6 million of warehouse closing costs, and 4) added margin pressure on certain products.  In addition, although BSG’s operating earnings were pressured in the 2008 first quarter from the contractual changes with L’Oreal, the Company believes BSG has benefited from a shift in revenue towards generally more profitable store sales versus distributor sales consultants’ revenues.  During the first quarter of fiscal year 2008, BSG increased its store base by 31 stores.  The Company ended the first quarter of 2008 with 905 BSG stores, including 177 franchise locations, an increase of 8.3% or 69 stores over the prior year.

Interest Expense: Interest expense, net of interest income, for the fiscal 2008 first quarter was $46.5 million and included $5.7 million of non-cash expense due to the marked-to-market change in fair value for interest rate swap transactions discussed below.  In conjunction with our separation transaction from Alberto-Culver and the issuance of new debt, the Company entered into two separate interest rate swap transactions in November 2006 that were intended to fix the interest rate applicable to $150 million of debt until November 2008 and to fix the interest rate applicable to $350 million of debt until November of

2009.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense and therefore affect our profitability.  Fiscal 2007 first quarter interest expense was $19.1 million, which only included interest expense on the debt that the Company incurred after our separation from Alberto-Culver on November 16, 2006 through the remainder of the fiscal 2007 first quarter.  Fiscal 2007 first quarter interest expense included $1.0 million of non-cash income for the marked-to-market change in fair value for interest rate swaps.

Provision for Income Taxes:  For the first quarter of 2008, income taxes were $9.1 million. The Company’s effective tax rate for fiscal 2008 is currently projected to be approximately 36%.  Income taxes for the 2007 first quarter were $14.0 million and pre-tax income included $21.5 million of transaction expenses related to our separation from Alberto-Culver, most of which were not deductible for income tax purposes.

Net Earnings and Net Earnings Per Share (EPS):  For the fiscal 2008 first quarter, reported net earnings were $14.3 million, or $0.08 per diluted share compared to $3.1 million, or $0.02 per diluted share for the first quarter of 2007.  Pre-tax items included in the fiscal 2007 first quarter earnings were $21.5 million of one-time expenses related to our separation transaction with Alberto-Culver, $3.8 million of a sales-based service fee charged by Alberto-Culver prior to our separation, $5.3 million of share-based compensation expenses related to accelerated vesting as a result of our separation transaction, $1 million of non-cash income related to the interest rate swaps, and a partial quarter of interest expense based on the timing of our separation transaction with Alberto-Culver.  First quarter 2008 results included a pre-tax charge of $5.7 million of non-cash interest expense related to the interest rate swaps.

Adjusted EBITDA (Non-GAAP):  Adjusted EBITDA for the 2008 first quarter was $87.2 million, a $10.2 million increase, compared to $77.0 million for the first quarter of 2007.  Adjusted EBITDA increased during the first quarter of 2008, primarily as a result of operating earnings increases in both operating segments and the addition of acquisitions as discussed above.  A detailed table reconciling GAAP net earnings to adjusted EBITDA is included in the supplemental schedules.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents at the end of the fiscal 2008 first quarter totaled $43.1 million.  The Company’s revolving asset-based loan facility (ABL) began the fiscal year at $11.4 million of outstanding borrowings and ended the first quarter at $53.4 million.  Increases were primarily due to higher inventories based on new and expanded BSG brands, increased inventory of certain products in the Sally segment, as well as the timing of interest expense payments.  Additional borrowing capacity on the ABL was approximately $312 million at the end of the first quarter of 2008.  In addition, the Company paid down $4.2 million of its Senior Term Loans during the 2008 first quarter.  The Company’s debt, excluding capital leases increased $38.0 million from $1.775 billion as of fiscal year-end 2007, ending the fiscal 2008 first quarter at $1.813 billion.  Inventories as of December 31, 2007 were $595.7 million, up $26.3 million from fiscal 2007 year end of $569.4 million. The increase in inventory during the first quarter of 2008 was the result of the factors discussed above. The Company’s first quarter 2008 capital expenditures, net of proceeds from the sale of property and equipment, totaled $12.2 million and are currently projected to be approximately $60 million for the fiscal year, excluding any potential acquisitions.  Acquisitions during the 2008 first quarter totaled $3.1 million.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  706-634-8761).  The conference call ID number 27504882.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on February 7, 2008 through 11:59 a.m. (Central) on February 8, 2008 by dialing 800-642-1687 (International:  706-645-9291) and referencing the conference ID number 27504882.  The webcast replay will also be available in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Language Concerning Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; since our separation from Alberto-Culver, our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to our separation from Alberto-Culver; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive and consolidating nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2007 as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Comparable Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2007	2006

Net sales	$655,787	$629,879
Cost of products sold and distribution expenses	349,618	345,387
Gross profit	306,169	284,492
Selling, general and administrative expenses (1)	224,541	213,178
Depreciation and amortization	11,752	9,790
Sales-based service fee charged by Alberto-Culver	—	3,779
Transaction expenses (2)	—	21,457
Operating earnings	69,876	36,288
Interest expense, net of interest income of $211 in 2007 and $1,014 in 2006 (3)	46,483	19,103
Earnings before provision for income taxes	23,393	17,185
Provision for income taxes	9,050	14,044
Net earnings	$14,343	$3,141

Net earnings per share:
Basic	$0.08	$0.02
Diluted	$0.08	$0.02

Weighted average shares: (4)
Basic	180,995	180,096
Diluted	183,182	182,329

(1)                                  Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1,046 for the three months ended December 31, 2006 and share-based compensation of $5,592 and $5,707 for the three months ended December 31, 2007 and 2006, respectively.

(2)           Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(3)                                  Interest expense, net of interest income, includes expense of $5,680 and income of $993 of marked-to-market adjustments for the interest rate swaps for the three months ended December 31, 2007 and 2006, respectively.

(4)                                  The weighted average shares for the three months ended December 31, 2006 were calculated from November 16, 2006 through December 31, 2006, which represents the actual number of days the Company’s common stock were publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2007	2006 (1)
Net sales:
Sally Beauty Supply	$408,290	$371,949
Beauty Systems Group	247,497	257,930
Total net sales	$655,787	$629,879

Operating earnings:
Sally Beauty Supply	$71,543	$65,493
Beauty Systems Group	21,130	18,722
Segment operating earnings	$92,673	$84,215

Unallocated corporate expenses (2)	(17,205)	(16,984)
Share-based compensation expense	(5,592)	(5,707)
Sales-based service fee charged by Alberto-Culver	—	(3,779)
Transaction expenses (3)	—	(21,457)
Interest expense, net of interest income	(46,483)	(19,103)
Earnings before provision for income taxes	$23,393	$17,185

(1)   Certain amounts for prior periods have been reclassified to conform to the current year presentation.

(2)   Unallocated corporate expenses consist of corporate and shared costs and, for the three months ended December 31, 2006, include $1,046 of allocated overhead charges from Alberto-Culver.

(3)   Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Non-GAAP Financial Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2007	2006

Net earnings (per GAAP)	$14,343	$3,141
Add:
Depreciation and amortization	11,752	9,790
Share-based compensation expense(1)	5,592	5,707
Sales-based service fee charged by Alberto-Culver (2)	—	3,779
Transaction expenses (3)	—	21,457
Interest expense, net of interest income (4)	46,483	19,103
Provision for income taxes	9,050	14,044
Adjusted EBITDA (Non-GAAP)	$87,220	$77,021

(1)          Share-based compensation expense, for the three months ended December 31, 2007, includes $3,095 of accelerated expense related to certain retirement eligible employees who are eligible to continue vesting awards upon retirement and, for the three months ended December 31, 2006, $5,265 of share-based compensation expenses related to accelerated vesting as a result of the separation transaction from Alberto-Culver.

(2)          The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company is not incurring any comparable expenses as a stand-alone company.

(3)          Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)          Interest expense, net of interest income, includes expense of $5,680 and income of $993 of marked-to-market adjustments for the interest rate swaps for the three months ended December 31, 2007 and 2006, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Store Sales

(Unaudited)

	December 31,
	2007	2006

Number of retail stores (end of period):
Sally Beauty Supply:
Company-owned stores	2,701	2,531
Franchise stores	25	—
Total Sally Beauty Supply stores	2,726	2,531
Beauty Systems Group:
Company-owned stores	728	665
Franchise stores	177	171
Total Beauty System Group stores	905	836
Total	3,631	3,367

BSG distributor sales consultants (end of period) (1)	1,087	1,174

First quarter company-owned comparable store sales growth (2)
Sally Beauty Supply	0.3%	3.4%
Beauty Systems Group	7.5%	9.9%
Consolidated	2.1%	5.0%

(1)                                  Includes 393 and 367 distributor sales consultants as reported by franchisees as of December 31, 2007 and 2006, respectively.

(2)                                  Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(Dollars In thousands)

(Unaudited)

	December 31, 2007	September 30, 2007
Financial condition information (at period end):
Working capital	$414,277	$354,185
Cash and cash equivalents	43,147	38,272
Property and equipment, net	156,293	154,068
Total assets	1,439,570	1,404,503
Total debt, including capital leases	1,813,536	1,775,741
Total stockholders’ (deficit) equity	$(751,728)	$(767,710)

	As of December 31, 2007	Interest Rates
Debt position excluding capital leases (at period end)
ABL Facility	$53,400	Prime + up to 0.5% or
		Libor + 1.0-1.5%
Term Loan A (1)	140,625	Prime + 1.0-1.5% or
		Libor + 2.0-2.5%
Term Loan B (1)	908,500	Prime + 1.25-1.5% or
		Libor + 2.25-2.5%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,812,525

Debt maturities excluding capital leases (2)
FY2008	$12,525
FY2009	24,200
FY2010	24,200
FY2011	39,200
FY2012	137,600
Thereafter	1,574,800
Total debt	$1,812,525

(1)                                  Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.

(2)           Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.